FEDERAL HOME LOAN BANK OF NEW YORK
CODE OF BUSINESS CONDUCT AND ETHICS

As of June 16, 2011

A. Introduction

The purpose of this Code of Business Conduct and Ethics (“Code”) of the Federal Home Loan Bank of New York (the “Bank”) is to provide a policy regarding standards for the conduct of the business of the Bank and its employees and Directors. While it is not practical to write guidelines covering all situations, this Code sets forth policy in several basic areas that commonly require the exercise of sound judgment by individuals who are employed by, or who are Directors of, the Bank.

Except as may be otherwise indicated in the text, this Code applies to all employees and Directors of the Bank. In addition, Sections C 14 b and 15 of the Code also apply to the members of the Bank’s Affordable Housing Advisory Council.

B. Accountability and Compliance

1.	Adhering to sound ethical standards is the responsibility of every employee and Director of the Bank. In this regard, you are responsible for acquiring sufficient knowledge of the standards in this Code, as well as other policies of the Bank, to recognize potential ethical issues applicable to your duties, and for appropriately seeking advice regarding those issues.

2.	If you have any questions or concerns about any provision of the Code, it is advisable to ask ahead of time, rather than after a problem arises. As such, anyone may contact either of the Bank’s Ethics Officers, who are the Director of Human Resources and the Chief Audit Officer, with any questions or concerns that he or she may have. From time to time, the Director of Human Resources and/or Chief Audit Officer may consult with the Bank’s General Counsel regarding such questions and concerns.

3.	You must disclose all violations or potential violations of the Code and any illegal or potentially illegal activity through one of the methods described in Section E of this Code under the heading “Reporting Code Violations or Illegal Conduct.”

C. Standards

1.	Avoid Conflicts of Interest and Maintain Honest and Ethical Conduct.

The Bank’s obligations to its customers and to the public require that conflicts of interests must be avoided. In addition, you must avoid even the appearance of placing personal interests ahead of the Bank’s interests.

Further, the maintenance of very high standards of honesty, integrity, impartiality, and ethical conduct by employees and Directors of the Bank is essential to assure the proper performance of the Bank’s business and the maintenance of confidence in the Bank by its members and the public.

The avoidance of misconduct and conflicts of interest through the use of informed judgment is indispensable to the maintenance of these standards. Often, simply the appearance of substandard conduct, either individually or collectively, can be just as damaging to the Bank’s reputation as actual substandard conduct. Therefore, it is incumbent upon you to view your own actions and intentions objectively in order to assure that a reasonable observer would not have grounds to believe that any irregularity in conduct exists.

2.	Maintain Confidentiality.

The Bank, as an entity that provides extensions of credit, may be privy to confidential, nonpublic information regarding member institutions and housing associates of the Bank (collectively, “member institutions”) and customers of member institutions, as well as confidential, nonpublic information regarding the Bank (including information about the Bank’s Directors and employees, and their immediate family members). The proper use of this information is to help make sound business decisions regarding member institutions and the Bank, and to provide efficient, knowledgeable service. Therefore, you must maintain the confidentiality of the information entrusted to you by the Bank or a member institution, except when disclosure is made in accordance with Sections (b) and (c) below. In furtherance of this policy, please note that:

a. In no instance should you disclose or use confidential, nonpublic information concerning the Bank or any member institution acquired solely through your work or service at the Bank for your own personal benefit or for the benefit of any other person or entity (including a member institution with which a Director is affiliated).

b. In no instance should confidential, nonpublic information be discussed with or otherwise transmitted to persons outside the Bank, including immediate family members or business associates (as those terms are specifically defined in Section I of the Code), except in the case of communications to the Bank’s regulators, the Bank’s external accountants, the Bank’s outside counsel, other authorized third parties such as consultants hired by the Bank, or as may be required by law (e.g., as a result of a subpoena), or in your capacities under the Bank’s Corporate Disclosure Policy.

c. In no instance should confidential, nonpublic information be discussed with or otherwise transmitted to other employees of the Bank, unless the recipient employee has a valid business reason for receiving the confidential information.

3.	Receipt of Loans from the Bank is Prohibited.

Neither you nor any immediate family member may accept any loans or extensions of credit from the Bank.

4.	The Receipt and Provision of Improper Personal Benefits is Prohibited.

a.	You may not receive improper personal benefits, and, as such:

(i) You may not accept or solicit, directly or indirectly, any gift (including gratuities, favors, entertainment, loans, or any other thing of value) that you believe or have reason to believe is given with the intent to influence your actions as an employee or Director of the Bank, or where the acceptance of such gift would have the appearance of intending to influence your actions. You must also discourage immediate family members from accepting or soliciting any such gifts. If an immediate family member receives such a gift (even though discouraged from doing so), then you need to consider whether an actual or apparent conflict of interest has arisen.

Finance Agency regulations provide that an insubstantial gift would not be expected to trigger the prohibition in the preceding paragraph. For purpose of this Code, a gift shall in general be considered insubstantial if the value of the gift, taken together with any other gifts received from the giver in any one calendar year, has a fair market value of less than $200, provided that you do not believe or have reason to believe that the gift was given with the intention to influence your actions as an employee or Director of the Bank or that the acceptance of such gift would have the appearance of intending to influence your actions. Any exceptions to the foregoing rule must be approved by the Bank’s Ethics Officers. This prohibition applies to, among other situations, gifts from such persons or entities that you receive by virtue of your participation in a raffle or lottery.

In the event that you receive a gift that is prohibited by the foregoing provisions, you should return the gift to the giver and also inform the Director of Human Resources.

(ii)	Neither you nor any other person or entity may benefit from opportunities that you discover through the use of the Bank’s property, information or position.

(iii)	You may not use your official position for personal gain.

(iv)	You shall not accept compensation for services performed for the Bank from any source other than the Bank.

b.	The foregoing standards do not prohibit any activity that is necessary to, or compatible with, your duties and responsibilities. These activities include:

(i)	Activities in which the circumstances make it clear that it is in fact family or personal relationships (such as those between you and your parent, spouse or civil union partner, or children), rather than the business interests of the persons concerned, that are the motivating factors behind the activity.

(ii)	The acceptance of food, refreshments and accompanying entertainment in the ordinary course of a breakfast, luncheon or dinner meeting or other function when you are properly in attendance on behalf of the Bank.

(iii)	The acceptance of bona fide reimbursement for actual expenses for travel to fulfill a speaking engagement on behalf of the Bank for which no Bank payment or reimbursement is or will be made.

(iv) The acceptance of unsolicited advertising or promotional material, such as pens, pencils, note pads or calendars.

c.	The provision of gifts which, in and of themselves, create, or appear to create, a sense of obligation between you and any company or person with which the Bank does business or is considering doing business, is a conflict of interest and is generally prohibited. In order to help ensure compliance with the foregoing rule:

(i)	You may not give, directly or indirectly, a gift of cash, checks, or other marketable securities in any amount under any circumstances to any company or person with which the Bank does business or is considering doing business .

(ii)	You may not give, directly or indirectly, non-cash gifts with a cumulative fair market value of more than $200 in any one calendar year (including cash equivalents such as gift cards and gift certificates) to any one company or person with which the Bank does business or is considering doing business. Gifts to family or friends with whom you have a non-business relationship are not subject to these limits. Likewise, Bank-sponsored gifts are not subject to these limits.

(iii)	Entertainment of the Bank’s members or business prospects to facilitate business discussions is often desirable and required by the nature of some Bank positions. You may provide customary business entertainment, so long as it is reasonable and is otherwise in accordance with this Code (i.e., the cost of such business entertainment may not be in excess of what is considered reasonable, customary and accepted business practice).

d.	Any questions regarding the appropriateness of gifts should be directed to the Director of Human Resources.

5.	Employee Relationships With Member Institutions and Other Entities With Whom the Bank Does Business That Create or Appear To Create a Conflict of Interest Are Restricted.

a.	Except as specifically provided below, employees may not maintain a financial interest (as that term is defined in Section I of the Code below) in a member institution (even if such interest was acquired before employment commenced with the Bank), nor engage in a financial transaction with a member institution (including the purchase and/or sale of any equity or debt security issued by a member institution), nor have a continuing financial relationship with a member institution. The purchase of financial interests, engaging in financial transactions, and entering into continuing financial relationships with member institutions by immediate family members after the employee begins employment with the Bank are also prohibited. (For purposes of this Section C. 5. of the Code, “member institution” shall include a holding company of the member institution.)

b.	Notwithstanding the foregoing, the following are generally acceptable under this Code. However, even though the following might be permissible, employees must always be sensitive to taking any actions that could be construed as a conflict of interest. Specifically, employees who do have such financial interests, loans or extensions of credit relating to member institutions (either directly, or indirectly through an immediate family member) must recuse themselves from any Bank decision relating solely to such member institution. Further, any disposition of financial interests in a member institution that are otherwise permitted below must comply with the prohibitions against insider trading contained in Section 13 of the Code. Employees must disclose to an Ethics Officer when interests in member institutions permitted under Sections C. 5 b. ii) through v) below are acquired, and must also advise an Ethics Officer before such interests are disposed.

i.	A financial interest in a member institution that arises solely through ownership of shares or other investment units of one or more diversified investment mutual funds or indexed funds that have invested in the member institution, so long as the employee has not contributed to the investment decisions of the fund, or the acquisition or disposition of such shares or investment units, so long as the terms of such acquisition or disposition transaction are no more favorable than would be available in like circumstances to persons who are not employees of the Bank.

ii.	A financial interest in a member institution that was acquired through (A) former employment with a member institution, (B) a change in the work status of an immediate family member that occurred after the commencement of employment by the employee, (C) the death of another person after the commencement of employment or (D) a change in marital status (or, where applicable, civil union status) after the commencement of employment, or the disposition of a financial interest so acquired, so long as the terms of such disposition transaction are no more favorable than would be available in like circumstances to persons who are not employees of the Bank.

iii.	A financial interest in a member institution that arises as the result of a conversion of a mutual institution to a stock institution, provided that such interest was obtained only because of being an account or policy holder in the institution, or the disposition of a financial interest so acquired, so long as the terms of such disposition transaction are no more favorable than would be available in like circumstances to persons who are not employees of the Bank.

iv.	A financial interest in a member institution that arises as the result of a corporate transaction (such as a merger, acquisition or reorganization), provided that such financial interest was obtained as a result of having a prior financial interest in a party to such corporate transaction other than the member institution (as a result of having a prior financial interest otherwise permitted under this Code), or the disposition of a financial interest so acquired, so long as the terms of such disposition transaction are no more favorable than would be available in like circumstances to persons who are not employees of the Bank.

v.	A financial interest in a member institution that arises as the result of action by the member institution that causes the institution to become a member (such as a relocation of the institution’s principal place of business or by a nonmember applying for and being accepted for membership), provided that such financial interest was obtained prior to the date that the institution became a member, or the disposition of a financial interest in a member institution that was obtained prior to the date that the institution became a member, so long as the terms of such disposition transaction are no more favorable than would be available in like circumstances to persons who are not employees of the Bank.

vi.	A loan or extension of credit (e.g., a mortgage) from, or a checking or savings account with, a member institution that was entered into or established in the ordinary, normal course of business, so long as the terms are no more favorable than would be available in like circumstances to persons who are not employees of the Bank.

vii.	With respect to the ownership of the stock of member institutions, notwithstanding any provisions to the contrary in sections (i) through (v) above, employees are prohibited from choosing to participate on an ongoing basis in a dividend reinvestment purchase program, or similar stock purchase program.

c.	Employees (and immediate family members) may not have a financial interest in any entity with whom the Bank does business (including, but not limited to, financial counterparties other than member institutions such as non-agency securitizers, brokers and insurers that provide services to the Bank, other vendors who provide goods and/or services to the Bank, etc.) that (i) conflicts, or appears to conflict, with the employee’s duties and responsibilities to the Bank; or (ii) is the sole result of, or primarily relies upon, information obtained through employment with the Bank. Employees who do have a financial interest of any kind in such entity (either directly, or indirectly through an immediate family member) may not participate in any Bank decision affecting the entity that could result in the entity being treated more favorably than other similarly-situated entities; in addition, such employees must always be sensitive to taking any actions that could be construed as a conflict of interest.

d.	The Bank, in its discretion, may require employees from time to time to provide reports to the Director of Human Resources regarding the foregoing matters.

6.	Avoid Outside Activities Incompatible with Employment or Position.

a.	Employees may not engage in outside employment or other outside activities (whether compensated or otherwise) that are incompatible with the full-time proper discharge of the duties and responsibilities of their employment. Incompatible activities include (but are not limited to):

(i) Outside employment that tends to impair one’s capacity to perform the duties and responsibilities of his or her position at the Bank in an acceptable manner.

(ii) Activities or other employment with any member institution, or that are in competition with the Bank’s products or services.

(iii) Activities or other employment where any such employment or activities could influence, or appear to influence, actions taken, judgments made or advice given in the employee’s capacity as a Bank employee.

b.	Negotiating new employment while employed by the Bank is not in and of itself prohibited, so long as it does not violate other provisions of the Code; however, if a Bank employee has reached an agreement with respect to future employment with another employer, such employee is disqualified from taking any official action which may directly or indirectly affect the prospective employer.

c.	Independent Directors shall not serve as officers of any Federal Home Loan Bank, or as directors, officers or employees of any member of the Bank or of any recipient of advances from the Bank. Independent Directors must disclose all such interests to the Bank. Service as an officer, employee, or director or officer of a holding company that controls one or more members of, or one or more recipients of advances from, the Bank shall not be deemed to be service as an officer, employee, or director of a member or recipient of Bank advances if the assets of all such members or all such recipients of advances constitute less than 35 percent of the assets of the holding company, on a consolidated basis. For purposes of determining compliance with this section, the Bank shall attribute to the Independent Director any officer position, employee position, or directorship of the director’s spouse.

7. Protect Corporate Assets and Use Them Properly.

You must responsibly use and maintain effective control over all Bank assets and resources employed by or entrusted to you. All Bank assets and resources must be used for legitimate business purposes. (However, the Bank may allow personal use of the Bank’s communications and Internet resources in accordance with limits established by management.) You should not be careless with or waste the Bank’s property. You should also not conceal, alter, mutilate, obliterate, destroy, remove or attempt to remove official records from the Bank except in accordance with Bank record retention policies.

8. Engage in Fair Dealings.

a.	Each Director shall administer the affairs of the Bank fairly and impartially and without discrimination in favor of or against any member institution. Directors and employees must perform their duties fairly and impartially and without discrimination in favor or against any member institution.

b.	You must deal fairly with the Bank’s customers, suppliers, competitors and other employees. You may not take advantage of anyone through manipulation, coercion, concealment, abuse of privileged information, misrepresentation or omission of material facts or any other unfair dealing practice.

9.	Help Ensure Full, Fair, Accurate, Timely and Understandable Public Disclosures.

In the course of fulfilling your responsibilities, you should take whatever steps are needed to help ensure that the Bank makes full, fair, accurate, timely and understandable disclosures in all of its public communications.

10.	Improper Influence on Conduct of Audits and Examinations is Prohibited.

You must cooperate in any audit, investigation or examination conducted by the Bank’s internal or external auditors or in-house or outside counsel or by the Bank’s regulators. You may not take any action to fraudulently influence, coerce, manipulate or mislead any internal or external auditor, in-house or outside counsel or regulator (including, but not limited to, any independent public or certified public accountant) engaged in the performance of any audit, investigation or examination (including, but not limited to, audits of the financial statements of the Bank).

11.	Do Not Destroy, Alter or Falsify Records.

When you become aware that documents or records of any type may be required in connection with an audit, bankruptcy, lawsuit or government investigation, you must preserve all possibly relevant documents. You may not knowingly alter, destroy, mutilate, conceal, cover up, falsify or make a false entry in any record or document with the intent to impede, obstruct or influence the investigation or litigation.

12.	Do Not Break the Law.

In addition to adhering to the standards of conduct in this Code, you must comply with all applicable laws, rules and regulations, including insider trading laws as described in the following section.

13.	Do Not Engage in Insider Trading.

The Bank’s business may require you from time to time to deal with information of a highly confidential nature pertaining to the business of member institutions, their customers and clients. You are hereby cautioned that the misuse of material nonpublic or proprietary information (i.e., any use of that information for other than the Bank’s necessary purposes) may potentially violate Federal and state securities laws and other legal and regulatory requirements. Therefore:

a.	Restrictions on Trading in Securities Issued by Other Companies. You may not engage in transactions in securities (including debt and equity securities) issued by a member institution (including its parent holding company) or any other company, when in the possession of material information about the issuer that has not been made public, which information came to you through your relationship with the Bank. Information is generally regarded as material if there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to purchase, sell or hold a security. It includes information that, if publicly disclosed, is reasonably likely to affect the market value of a security. In most cases, information concerning the following events should be presumed to be “material:”

(1)	Increases or decreases in dividends.

(2)	Declarations of stock splits and stock dividends.

(3)	Changes in previously disclosed financial information.

(4)	Financial forecasts, especially estimates of earnings.

(5)	Mergers, acquisitions or takeovers.

(6)	Proposed issuances of new securities.

(7)	Significant changes in operations.

(8)	Significant new products to be introduced.

(9)	Extraordinary borrowings.

(10)	Major litigation.

(11)	Financial liquidity problems.

(12)	Significant changes in management.

(13)	The purchase or sale of substantial assets.

(14)	Changes in auditors.

Information is nonpublic unless and until it has been broadly disseminated or made widely available to the general public through either (i) an official press release carried over a major news service, or (ii) a public filing (e.g., a Form 8-K) made with a regulatory agency such as the U.S. Securities and Exchange Commission. When in doubt, the information involved should be presumed to be both material and not to have been disclosed to the public. The Ethics Officers may be contacted with any questions you may have about this.

b.	Nondisclosure of Material, Nonpublic Information. You may not disclose (“tip”) material, nonpublic information concerning the issuer of securities (whether the issuer is a member institution or otherwise), which information was obtained through your relationship with the Bank, to another person who may subsequently use that information to his or her profit (including to avoid a loss). To reduce the chances of inadvertent tipping of material nonpublic information, such information should not be discussed with anyone except Bank employees or Directors who have a valid business reason for receiving such information (i.e., who have a “need to know” the information in order to serve the business purposes of the Bank). Such information should be regarded as particularly sensitive, confidential information and the Bank’s policies for safeguarding such information should be strictly observed.

c.	Compliance. The Bank reserves the right to require you to provide copies of personal brokerage documents to the Director of Human Resources in order to monitor compliance with this section.

14.	Rules Regarding Director Election Activity Must Be Followed.

a. A Bank director, officer or employee, acting in his or her personal capacity, may support the nomination or election of any individual for a member directorship, provided that no such individual may purport to represent the views of the Bank or its board of directors in doing so.

b. A Bank director, officer, or employee and the Board and

the Advisory Council (and members of the Advisory Council) may support the candidacy of any person nominated by the Board for election to an independent directorship.

c. Except as provided in paragraphs (a) and (b) of this section, no director, officer, or employee may (1) communicate in any manner that a director, officer, attorney, employee, or agent of a Bank, directly or indirectly, supports or opposes the nomination or election of a particular individual for a directorship; or (2) take any other action to influence the voting with respect to any particular individual.

15.	Avoid Conflicts of Interest with Respect to the Affordable Housing Program.

In decisions involving the Affordable Housing Program (“AHP”), you must place the interest of the Bank above your own and above the interest of any other person and any other entity in which you may serve as an employee or Director or in which you have a financial interest. This particular section of the Code applies to employees and Directors of the Bank, and also to the members of the Bank’s Affordable Housing Advisory Council, as well as to their immediate family members. Therefore:

a.	You may not participate in or attempt to influence decisions by the Bank regarding the evaluation, approval, funding, monitoring or any remedial process concerning a project that is the subject of a pending or approved Bank AHP application or modification thereof if you or your immediate family member:

(1)	have/has a financial interest in the project, or

(2)	are/is a director or employee of an organization involved in the project.

b.	If you are a member of the Bank’s Affordable Housing Advisory Council, you may not participate in or attempt to influence decisions by the Bank regarding the approval for a project that is the subject of a pending or approved Bank AHP application or modification thereof if you or your immediate family member:

(1)	have/has a financial interest in the project, or

(2)	are/is a director or employee of an organization involved in the project.

c.	During a discussion at a Board of Directors or Affordable Housing Advisory Council meeting of any project in which you or your immediate family member has a financial interest or is involved with in the ways specified, you must disclose the relationship at the beginning of the discussion, refrain from discussing the project and abstain from voting on any action taken regarding such project.

d.	Employees are not prohibited from obtaining First Home Club services offered by members as long as such participation would not cause, or appear to cause, a conflict of interest.

e.	Violations of this section must be reported to the Chief Audit Officer for appropriate remedial action. If you have any questions about any potential conflicts of interest, you should contact the Chief Audit Officer.

16.	Follow and Understand Procedures and Controls Applicable to Directors Regarding Disclosures of Conflicts.

a.	The Board has responsibility for overseeing the management of the Bank’s activities. Directors must exercise reasonable care when guiding the Bank’s affairs, must consider the Bank’s interest before their own, and administer the affairs of the Bank fairly and impartially and without discrimination in favor of or against any member institution. As such:

(i) Each Director shall promptly disclose all actual or apparent conflicts of interest to the Board. The Board shall review such information and determine whether the Director must be recused from all further considerations relating to that matter and/or whether actions need to be taken. Such deliberations shall occur outside the affected Director’s hearing.

(ii) Further, each Director shall promptly disclose to the Board of Directors any financial interests he or she has, as well as any financial interests known to the Director of any immediate family member or business associate of the Director, in any matter to be considered by the Board and in any business matter or proposed business matter involving the Bank and any other person or entity. A Director shall disclose fully the nature of his or her interest in the matter and shall provide to the Board any information requested to aid in the Board’s consideration of the Director’s interest. A Director shall refrain from considering or voting on any issue in which the Director, any immediate family member, or any business associate has any financial interest.

(iii) Notwithstanding the foregoing, it is not a conflict of interest for a Director who is a director or an officer of a member institution to vote on a matter that will not uniquely or disproportionately affect the member institution that employs such Director.

b.	All issues regarding conflicts of interests involving Directors shall be handled either by the Board, or, at the Board’s discretion, by the Board’s Corporate Governance Committee. The Bank’s Ethics Officers, the Office of the Corporate Secretary, and the Legal Department shall work with the Board or the Corporate Governance Committee, as the case may be, to (a) help address conflicts when they arise; (b) help ensure that all conflicts reports are made and filed; (c) help ensure that conflicts are disclosed and resolved in accordance with the Code; and (d) help monitor compliance with these provisions.

17.	Follow the “Rules of the Bank”.

All employees are expected to comply with all currently approved and published Bank policies and management policies, as well as the Employee Handbook, along with any of the material referenced therein, as such material is updated from time to time (“Rules of the Bank”). It is the responsibility of each employee to review these published materials and to stay current with changes as they occur. Some examples of documents that make up the “Rules of the Bank” are the Employee Confidentiality and Inventions Agreement, the Information Security Policy, the Computing Environment Policy, and the Anti-Fraud Policy.

D. Disciplinary Action

If the standards set forth in this Code are violated, you may be subject to disciplinary action, up to and including discharge from employment or removal from the Board of Directors.

E. Reporting Code or Potential Code Violations or Illegal or Potentially Illegal Conduct

1.	In General

If you believe or become aware that (i) any violation or potential violation of this Code has occurred, or (ii) any illegal or potentially illegal activity has been engaged in by any other employee, Director or third party acting on behalf of the Bank, you must promptly report the violation or potential violation, or illegal or potentially illegal activity, by:

a.	For accounting, internal accounting controls, Affordable Housing Program, auditing and securities matters:

(1)	Contacting the Chief Audit Officer, who will coordinate the review with the Audit Committee of the Board of Directors; or

(2)	Using the toll-free reporting hotline (866-292-2075) or reporting web site (www.ethicspoint.com) maintained by EthicsPoint, an independent outside vendor retained by the Bank.

b.	For all other matters:

(1)	Contacting the Director of Human Resources, who will coordinate the review with the Bank’s General Counsel and, when appropriate, with the Compensation and Human Resources Committee of the Board of Directors; or

(2)	Using the toll-free reporting hotline (866-292-2075) or reporting web site (www.ethicspoint.com) maintained by EthicsPoint.

2.	It is Your Responsibility to Report Illegal or Potentially Illegal Acts.

Illegal acts or improper conduct may subject the Bank to severe civil and criminal penalties. However, in many cases, if the Bank discovers and reports illegal acts to the appropriate governmental authorities, the Bank may possibly be subject to lesser penalties.

Failing to report any violation or potential violation of the Code or illegal or potentially illegal activity to those responsible for investigating such activities is a violation of the Code. If you have a question about whether particular acts or conduct may potentially violate the Code or be illegal, you should contact one of the Bank’s Ethics Officers.

In addition, the Bank has adopted a separate Anti-Fraud Policy applicable to employees. All employees are advised to review the policy and make sure that they understand the Bank’s views on fraud and their responsibilities under the policy. Questions about the policy should be directed to the Bank’s Director of Compliance.

3.	What Your Reports Should Include.

If you report a violation or potential violation of the Code or illegal or potentially illegal activity, you are encouraged to provide as much specific information as possible, including information about names, dates and places; a description of the events that took place; and your perception of why the incident(s) may constitute a violation of the Code or illegal or potentially illegal activity. You may also forward complaints on an anonymous basis by utilizing the toll-free reporting hotline or reporting web site maintained by EthicsPoint.

4.	Statement Regarding Treatment of Complaints Regarding Affordable Housing Program, Accounting and Auditing Matters.

a.	Upon receipt of a complaint, the Chief Audit Officer will determine whether the complaint pertains to Affordable Housing Program, accounting and auditing matters. Complaints relating to accounting and auditing matters will be reviewed under Audit Committee direction and oversight by the Chief Audit Officer or such other persons as the Audit Committee determines to be appropriate.

b.	Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

c.	The Chief Audit Officer will maintain a log of all complaints, tracking their receipt, investigation and resolution and will prepare a periodic summary report thereof for the Audit Committee. Copies of complaints and such log will be maintained in accordance with the Bank’s document retention policy.

5.	Confidentiality.

Reports of violations or potential violations of this Code, any illegal or potentially illegal act or any other misconduct, harassment or discrimination will be kept confidential to the fullest extent possible consistent with the Bank’s need to conduct an adequate review and with applicable law. You are urged to keep all information regarding any internal investigation confidential and should understand that you are expected to fully cooperate with any such investigation.

6.	Non-Retaliation Policy.

The Bank is committed to promoting ethical business practices and achieving compliance with all applicable laws and regulations (including securities laws and regulations), accounting standards and controls and audit practices. Therefore, the Bank will not discharge, demote, suspend, threaten, harass or in any manner discriminate or retaliate against any employee or Director with regard to the terms and conditions of employment based upon any lawful actions of such person with respect to good faith reporting of, or cooperation with the investigation of, illegal or potentially illegal acts or violations or potential violations of this Code, including any reports regarding accounting and auditing matters. Any employee who reasonably and in good faith believes that any retaliatory conduct has occurred or is likely to occur should report the matter to either of the Ethics Officers.

F.	Administration of the Code

1. The Director of Human Resources will be responsible for conducting a yearly review of the Code. The Compensation and Human Resources Committee, with input from the Audit, Corporate Governance and Housing Committees, shall then make recommendations for any changes to the Code as a result of this review to the Board of Directors.

2. The Ethics Officers, together with the General Counsel, shall be responsible for providing training regarding the Code to the employees and Directors of the Bank.

G.	Waivers of the Code

A request for a waiver of any provision of this Code must be made whenever there is a reasonable likelihood that a contemplated action will violate the Code. All requests for waivers should be made in writing to the Board, who may refer the matter to the Corporate Governance Committee of the Board for evaluation. Any waiver of any provision of this Code must be approved by the Board and will be subject to public disclosure in accordance with the rules of the Securities and Exchange Commission applicable to the Bank.

H.	Acknowledgement Form

After reading this Code, you are required to complete the attached Acknowledgement Form and forward the executed Form to the designated recipient of the Form.

Human Resources will ensure that the employment files of all current employees contain an acknowledgment that such employees have reviewed, and agree to abide by, the Code. Such acknowledgments will be updated on a regular basis. The Corporate Secretary will maintain similar documentation for Bank directors, and the Community Investment Operations Department will do the same for Affordable Housing Advisory Council members.

I.	Definitions

For purposes of this Code:

a. “Business associate” means any individual or entity with whom a Director has a business relationship, including, but not limited to:

(i)	Any corporation or organization of which the Director is an officer or partner, or in which the Director beneficially owns ten percent or more of any class of equity security, including subordinated debt;

(ii)	Any other partner, officer, or beneficial owner of ten percent or more of any class of equity security, including subordinated debt, of any such corporation or organization; and

(iii)	Any trust or other estate in which a Director has a substantial beneficial interest or as to which the Director serves as trustee or in a similar fiduciary capacity.

b. “Finance Agency” means the Federal Housing Finance Agency or any successor agency charged with safety and soundness oversight of the Bank.

c. “Financial interest” means a direct or indirect financial interest in any activity, transaction, property, or relationship that involves receiving or providing something of monetary value, and includes, but is not limited to, any right, contractual or otherwise, to the payment of money, whether contingent or fixed. This term does not include a deposit or savings account maintained with a member, nor does it include a loan or extension of credit obtained from a member in the normal course of business on terms that are available generally to the public.

d. “Immediate family member” means parent, sibling, spouse, civil union partner, child or dependent, or any other relative that shares a residence with you.